Exhibit 10.12

FIRST AMENDMENT TO SUBLEASE

This First Amendment to Sublease (“First Amendment”) is entered into as of the 9th day of September, 2019, by and between NOVAVAX, INC., a Delaware corporation (“Sublandlord”), and MAXCYTE, INC., a Delaware corporation (“Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord and Subtenant entered into a Sublease dated as of April 11, 2017 (the “Sublease”), whereby Subtenant leases from Sublandlord certain premises containing approximately 6,868 rentable square feet of space, known as Suite 202 (the “Subleased Premises”), on the second (2nd) floor of the building located at 21 Firstfield Road, Gaithersburg, Maryland 20878 (the “Building”), for a Sublease Term which is currently scheduled to expire on January 31, 2020 (the “Current Sublease Term”); and

WHEREAS, Sublandlord and Subtenant wish to amend the Sublease so as to extend the Sublease Term, and to make certain additional modifications to the terms of the Sublease as set forth herein.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                 Recitals; Defined Terms. The foregoing recitals are incorporated herein by this reference. Capitalized terms used and not defined herein shall have the meanings set forth in the Sublease. as amended hereby.

2.                 Sublease Term. Notwithstanding any provision of the Sublease to the contrary, Sublandlord and Subtenant hereby acknowledge and agree that the Sublease Term shall be extended beyond the Current Sublease Term. The “Extension Sublease Term” shall commence on February 1, 2020 (the “Extension Sublease Term Commencement Date”) and shall expire on October 30, 2023 (the “Extension Sublease Term Expiration Date”). Subtenant shall have no right to further extend the Sublease Term beyond the Extension Sublease Term Expiration Date, unless mutually agreed to in writing by Sublandlord and Subtenant and consented to by Landlord (as such term “Landlord” is used and defined in the Sublease).

3.                 Subleased Premises. Subtenant acknowledges that Subtenant is currently in possession of the Subleased Premises and Subtenant agrees to accept the Subleased Premises in its “as is” condition for the remainder of the Current Sublease Term and the duration of the Extension Sublease Term.

4.                 Early Termination Option. Section 3 of the Sublease is amended by adding the following paragraph at the end thereof:

Notwithstanding anything provided in the Sublease (as amended) to the contrary, commencing at any time from and after February 1, 2021, either Sublandlord or Subtenant, as the case may be, may elect to terminate the Sublease (other than those provisions which are expressly stated to survive termination) upon delivering to the other party to the Sublease at least twelve (12) months’ prior written notice of termination, provided that if it is Subtenant that elects to terminate, Subtenant shall, simultaneously with its notice of termination, pay to Sublandlord a termination fee in an amount equal to the unamortized cost of the brokerage fees (amortized on a straight line basis) paid by Sublandlord to Jones Lang LaSalle Brokerage, Inc. and Edge Commercial Real Estate in connection with the Sublease and this First Amendment.

5.                 Base Rent. Subtenant shall continue to pay Base Rent to Sublandlord for the remainder of the Current Sublease Term in the amounts and upon the terms and conditions set forth in the Sublease. Throughout the Extension Sublease Term, Subtenant shall pay Base Rent to Sublandlord in the amounts set forth in the schedule below, and otherwise upon the terms and conditions set forth in the Sublease:

Time Period	Per Square Foot Rate	Annualized Base Rent	Monthly Base Rent
2/1/20 - 1/31/21	$22.82	$156,727.76	$13,060.65
2/1/21 - 1/31/22	$23.85	$163,801.80	$13,650.15
2/1/22 - 1/31/23	$24.92	$171,150.56	$14,262.55
2/1/23 - 10/31/23	$26.04	$178,842.72	$14,903.56

6.                 Brokerage Fees. The parties hereto represent and warrant to each other that they have not dealt with any broker other than Jones Lang LaSalle Brokerage, Inc. and Edge Commercial Real Estate. Sublandlord shall pay said brokers a brokerage commission pursuant to separate agreements between Sublandlord and said brokers in connection with this First Amendment. Each party hereto agrees to indemnify, defend and hold the other party harmless against any claim or liability for a commission by any broker, arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

7.                 Assignment and Sublease. Section 14 of the Sublease is hereby amended by adding the following: Other than an assignment to an Affiliate, Subtenant shall split profits, if any, of any sublease, transfer or assignment, fifty-fifty (50/50) with Sublandlord.

8.                 Representations. Sublandlord and Subtenant hereby acknowledge that the Sublease is in full force and effect and Subtenant acknowledges that Sublandlord has met all of its obligations under the Sublease and is not currently in default thereunder.

9.                 Ratification. Unless a term or condition of the Sublease is expressly contradicted by the terms of this First Amendment or modified hereby, all terms and conditions of the Sublease shall remain in full force and effect and continue to bind Sublandlord and Subtenant. In the event that a term of this First Amendment is fundamentally inconsistent with a term of the Sublease, the terms of this First Amendment shall control. The terms of the Sublease, as modified hereby, are ratified and affirmed by the parties.

10.               Authority. The person executing this First Amendment on behalf of Subtenant represents and warrants to Sublandlord that Subtenant has full right and authority to enter into this First Amendment and that he is fully authorized to execute the same on its behalf. The person executing this First Amendment on behalf of Sublandlord represents and warrants to Subtenant that Sublandlord has full right and authority to enter into this First Amendment and that he is fully authorized to execute the same on its behalf.

11.               Entire Agreement. This First Amendment constitutes the entire agreement of the parties with respect to the subject matter addressed herein. No terms, conditions, representations, warranties, promises, or understandings, of any nature whatsoever, express or implied, have been made or relied upon by any party hereto. This First Amendment may not be modified, waived, discharged or terminated other than by a writing executed by the parties hereto.

12.               Binding Effect. The terms of this First Amendment shall be binding upon the parties hereto and their respective successors and assigns.

13.               Consent of Landlord. This First Amendment is expressly contingent upon Landlord’s consent hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

WITNESS:	SUBLANDLORD:

Novavax, Inc.
a Delaware corporation

/s/ Jonathan Wallinger	By:	/s/ John A. Herrmann III	(SEAL)
Name: Jonathan Wallinger	Name:	John A. Herrmann III
	Title:	SVP, General Counsel
	Date:	11 September 2019

WITNESS:	SUBTENANT:

MaxCyte, Inc.
a Delaware corporation

/s/ Maher Masoud	By:	/s/ Ron Holtz	(SEAL)
Name: Maher Masoud	Name:	Ron Holtz
	Title:	Chief Financial Officer
	Date:	10 September 2019

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